SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) August 7, 2007
____________________________________________________

(formerly Mediquip Holdings, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	75-2263732
(formerly Delaware)	(IRS Employer Identification Number)
(State or other jurisdiction of incorporation or organization)

15473 East Freeway
Channelview, Texas 77530
(Address of principal executive offices)

Ronald E. Smith, President
Deep Down, Inc.
15473 East Freeway
Channelview, Texas 77530
(Name and address of agent for service)

(281) 862-2201
(Telephone number, including area code of agent for service)

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 7, 2007 Deep Down, Inc. announced that it has entered into a $6 million secured credit agreement with Prospect Capital Corporation to recapitalize the balance sheet and provide working capital to accelerate development of its corporate growth strategies.

The senior debt facility provides for a 4-year term, an annual interest rate of 15.5% with the ability to defer up to 3.0% through a PIK (paid-in-kind) feature, principal payments of $75,000 per quarter beginning September 30, 2008, and a warrant to purchase up to 4,960,585 shares of common stock at an exercise price of $0.507 per share (set on the date the Letter of Intent was executed).  The warrant is not exercisable until the two-year anniversary of the financing.

Item 9.01. Financial Statements and Exhibits

Exhibit A                       Press Release dated August 7, 2007
Exhibit B                       Credit Agreement dated August 6, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEEP DOWN, INC.

By: /s/ Ronald Smith
Ronald Smith, President

Date: August 7, 2007

        Execution Version

EXHIBIT A
PRESS RELEASE

NEWS RELEASE

August 7, 2007                                                                                                                                                    OTC BB:  DPDW

DEEP DOWN COMPLETES $6 MILLION FINANCING

HOUSTON, TX – August 7, 2007 – Deep Down, Inc. (OTCBB: DPDW) today announced that it has entered into a $6 million secured credit agreement with Prospect Capital Corporation to recapitalize the balance sheet and provide working capital to accelerate development of its corporate growth strategies.

“We are pleased to welcome Prospect to our business plan as a financial partner.  This relationship is designed to more quickly facilitate our Company’s internal and external corporate growth strategies, in particular acquisitions of complementary businesses,” commented Robert E. Chamberlain, Jr., Deep Down’s chairman.

The senior debt facility provides for a 4-year term, an annual interest rate of 15.5% with the ability to defer up to 3.0% through a PIK (paid-in-kind) feature, principal payments of $75,000 per quarter beginning September 30, 2008, and a warrant to purchase up to 4,960,585 shares of common stock at an exercise price of $0.507 per share (set on the date the Letter of Intent was executed).  The warrant is not exercisable until the two-year anniversary of the financing.

Ron Smith, Deep Down’s president commented, “This is a milestone event for the shareholders of this Company and I could not be more excited about our new relationship with Prospect. I expect this agreement to significantly enhance our growth abilities and accelerate shareholder value.”

“We plan to use $1.4 million to redeem $2.8 million of Series E Exchangeable Preferred stock, approximately $940,000 to pay off bank debt, and the balance of net proceeds for working capital, capital expenditures and general corporate purposes,” added Gene Butler, Deep Down’s chief financial officer.

About Prospect Capital Corporation
Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

About Deep Down, Inc.
Deep Down specializes in the provision of innovative solutions, installation management, engineering services, support services, custom fabrication, and storage management services for the offshore subsea control, umbilical, and pipeline industries. The company fabricates component parts of subsea distribution systems and assemblies that specialize in the development of subsea fields and tie backs. These items include umbilicals, flow lines, distribution systems, pipeline terminations, controls, winches, and launch and retrieval systems, among others. Deep Down provides these services from the initial field conception phase, through manufacturing, site integration testing, installation, topside connections, and the final commissioning of a project.  The Company’s ElectroWave subsidiary offers products and services in the fields of electronic monitoring and control systems for the energy, military, and commercial business sectors. ElectroWave designs, manufactures, installs, and commissions integrated PLC and SCADA based instrumentation and control systems, including ballast control and monitoring, drilling instrumentation, vessel management systems, marine advisory systems, machinery plant control and monitoring systems, and closed circuit television systems.

The Company’s strategy is to consolidate service providers to the offshore industry, as well as designers and manufacturers of subsea, surface, and offshore rig equipment used by major, independent, and foreign national oil and gas companies in deep-water exploration and production of oil and gas throughout the world.  Deep Down’s customers include BP Petroleum, Royal Dutch Shell, Exxon Mobil Corporation, Devon Energy Corporation, Chevron Corporation, Anadarko Petroleum Corporation, Marathon Oil Corporation, Kerr-McGee Corporation, Nexen Inc., BHP, Amerada Hess, Helix, Oceaneering International, Inc., Subsea 7, Inc., Transocean Offshore, Diamond Offshore, Marinette Marine Corporation, Acergy, Veolia Environmental Services, Noble Energy Inc., Aker Kvaerner, Cameron, Oil States, Dril-Quip, Inc., Nexans, Cabett, JDR, and Duco, among others.  For further company information, please visit www.deepdowninc.com and www.electrowaveusa.com

One of our most important responsibilities is to communicate with shareholders in an open and direct manner.  Comments are based on current management expectations, and are considered "forward-looking statements," generally preceded by words such as "plans," "expects," "believes," "anticipates," or "intends."  We cannot promise future returns.  Our statements reflect our best judgment at the time they are issued, and we disclaim any obligation to update or alter forward-looking statements as the result of new information or future events.  Deep Down urges investors to review the risks and uncertainties contained within its filings with the Securities and Exchange Commission.

For Further Information

Steven Haag, Investor Relations

ir@deepdowninc.com

281-862-2201 (O)
281-862-2522 (F)
www.deepdowninc.com

        Houston 3277466v.6

EXHIBIT B
CREDIT AGREEMENT DATED AUGUST 6, 2007

CREDIT AGREEMENT

$6,000,000

Dated as of August 6, 2007

by and among

DEEP DOWN, INC.,

as Borrower,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as Lenders, and

PROSPECT CAPITAL CORPORATION,

as Agent

        Deep Down Inc  Credit Agreement v6.DOC

        Houston 3277466v.6

TABLE OF CONTENTS

        Houston 3277466v.6

CREDIT AGREEMENT

Credit Agreement, dated as of August 6, 2007 and made effective as of the Effective Date (as hereinafter defined), by and among Deep Down, Inc., a Nevada corporation (“Deep Down” or “Borrower”), the financial institutions from time to time party hereto (each a “Lender” and collectively, the “Lenders”) and Prospect Capital Corporation, a Maryland corporation (“Prospect”), as agent for the Lenders (in such capacity, the “Agent”).

RECITALS

A.           The Borrower has requested that the Lenders provide certain loans to the Borrower.

B.           The Lenders have agreed to make such loans subject to the terms and conditions of this Agreement.

C.           In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01  Definitions

.  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Account Receivable” means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall the Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agent” has the meaning specified therefor in the preamble.

“Agent Advances” has the meaning specified therefor in Section 11.08(a).

“Agent Observers” has the meaning specified therefor in Section 6.17(a).

“Agent’s Account” means an account at a bank designated by the Agent from time to time as the account into which the Loan Parties shall make all payments to the Agent for the benefit of the Agent and the Lenders under this Agreement and the other Loan Documents.

“Agreement” means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Amegy Factoring Agreements”] means the Deep Down Factoring Agreement and the ElectroWave Factoring Agreement..

“Approved Sale of Assets” means a Disposition (excluding any Disposition made pursuant to Sections 7.02(b)(i) and (ii)) of no more than five percent (5%) of the Borrower’s tangible and intangible assets at the fair market saleable value of such assets, during any consecutive twelve-month period, approved in advance by the Agent in its sole discretion.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit E hereto or such other form acceptable to the Agent.

“Authorized Officer” means with respect to any Person, the chief executive officer, chief financial officer or president of such Person.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code.

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of such board of directors (or comparable managers).

“Borrower” has the meaning specified therefor in the preamble hereto.

“Building Lease” means that certain lease agreement dated September 1, 2006 by and between JUMA, L.L.C., as landlord and the Borrower, as tenant.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.

“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a “synthetic lease” (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash and Cash Equivalents” means all cash and any presently existing or hereafter arising deposit account balances, certificates of deposit or other financial instruments properly classified as cash equivalents under GAAP.

“Cash Sweep Trigger” shall mean the occurrence of one or more of the following events:

(a)  Debt/EBITDA.  Permit the ratio of outstanding Total Debt at any time, divided by Consolidated EBITDA, as of the last day of each fiscal quarter, commencing on or after March 31, 2008, to be greater than the ratio set forth below for the applicable period:

Each fiscal quarter ending:	Ratio
3/31/08 to 12/31/08	3.0:1.00
3/31/09 and thereafter	2.5:1.0

(b)  Interest Coverage.  Permit Consolidated EBITDA divided by Consolidated Net Interest Expense on the Total Debt, as of the last day of each fiscal quarter, commencing on or after March 31, 2008, for any trailing four quarter period, to be less than the ratio set forth below for the applicable period:

Each fiscal quarter ending:	Ratio
3/31/08 to 12/31/08	2.5:1.00
3/31/09 and thereafter	3.0:1.00

(c)  Free Cash Flow Coverage.  Permit Free Cash Flow divided by Debt Service as of the last day of each fiscal quarter, commencing on or after March 31, 2008, for any trailing four quarter period to be less than the ratio set forth below for the applicable period:

Each fiscal quarter ending:	Ratio
3/31/08 to 12/31/08	1.2:1.00
3/31/09 and thereafter	1.5:1.00

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Loan Parties valued in excess of $250,000.

“Change of Control” means each occurrence of any of the following:1

(a)           the failure of the Permitted Holders to own, directly or indirectly, beneficial ownership of 45% or more of the aggregate outstanding voting power of the Capital Stock of the Borrower;

(b)           the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Permitted Holders of beneficial ownership of 51% or more of the aggregate outstanding voting power of the Capital Stock of the Borrower;

(c)           during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority of the directors of the Borrower then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower, except where the failure to constitute a majority is due to death or other incapacitation of a director or dismissal of a director for willful misconduct; or

(d)           the Borrower shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting power of the Capital Stock of each other Loan Party, free and clear of all Liens (other than any Liens granted hereunder and Permitted Liens).

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan to the Borrower in the amount set forth opposite such Lender’s name in Schedule 1.01(A) hereto, as the same may be increased pursuant to Section 2.04(b) and terminated or reduced from time to time in accordance with the terms of this Agreement.  The aggregate amount of the Commitments available on the Effective Date (the “Initial Commitments”) is $6,000,000.

“Consolidated EBITDA” means, with respect to the Loan Parties for any period, the Consolidated Net Income of the Loan Parties for such period, plus without duplication, the sum of the following amounts of the Loan Parties for such period and to the extent deducted in determining Consolidated Net Income of the Borrower for such period: (a) Consolidated Net Interest Expense, (b) income tax expense, (c) depreciation expense, and (d) amortization expense.

“Consolidated Net Income” means, with respect to the Loan Parties for any period, the net income (loss) of the Loan Parties for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non recurring gains or losses or gains or losses from Dispositions and (b) effects of discontinued operations.

“Consolidated Net Interest Expense” means, with respect to the Loan Parties for any period, gross cash interest expense of the Loan Parties for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of the Loan Parties), less (i) the sum of (A) cash interest income for such period and (B) cash gains for such period on interest rate hedging agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) cash losses for such period on interest rate hedging agreements (to the extent not included in gross interest expense) and (B) the upfront cash costs or fees for such period associated with interest rate hedging agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Revenues” means, with respect to the Loan Parties for any period, the gross revenues of the Loan Parties for such period, determined on a consolidated basis and in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Debt Service” shall mean, for any period of determination, the sum of (i) Consolidated Interest Expense and (ii) required payments of principal on Total Debt and any other Indebtedness.

“Debt Service Reserve Account” means an account maintained hereunder by and under the exclusive control of the Agent with respect to the Borrower, for the purposes described in Section 3.01(b).  Any interest accruing on such account shall belong to the Borrower.

“Debt Service Reserve Amount” has the meaning specified therefor in Section 3.01(b).

“Deep Down Factoring Agreement” means that certain Purchase and Sale Agreement/Security Agreement dated June 2, 2005 between Amegy Bank National Association and the Borrower.

“Default” means any of the events specified in Section 10.01, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disbursement Date” has the meaning given such term in Section 2.03(f).

“Dispose” or “Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, in each case, whether or not the consideration therefore consists of cash, securities or other assets owned by the acquiring Person.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“ElectroWave Factoring Agreement” means that certain Purchase and Sale/Security Agreement dated as of March 22, 2007 between Amegy Bank National Association and ElectroWave USA, Inc., a Nevada corporation.

“Effective Date” means the date, on or before August 6, 2007, on which all of the conditions precedent set forth in Section 4.01 are satisfied or waived and Loans are made on such date.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication from any Person or Governmental Authority alleging violations of Environmental Laws or liability for Releases of Hazardous Materials.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, etseq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, etseq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, etseq.), the Federal Clean Water Act (33 U.S.C. § 1251 etseq.), the Clean Air Act (42 U.S.C. § 7401 etseq.), the Toxic Substances Control Act (15 U.S.C. § 2601 etseq.), the Occupational Safety and Health Act (29 U.S.C. § 651 etseq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for the prevention of pollution, protection of the environment or the remediation of contamination, and any other government restrictions relating to the Release of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, natural resource damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any alleged violation of Environmental Laws, any environmental condition or a Release of Hazardous Materials.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means the equipment, machinery, vehicles, rolling stock, tools and related items of the Loan Parties used in the conduct of their business, including without limitation the equipment described on Schedule 1.01(B).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

“Event of Default” means any of the events set forth in Section 10.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means the letter agreement and related term sheet between Borrower and Agent dated as of July ___, 2007.

“Final Maturity Date” means the earlier of (i) August 6, 2011 or (ii) the date on which any Loan shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Financial Statements” means (i) the audited balance sheet of the Loan Parties for the Fiscal Year ended December 31, 2006, and the related consolidated statement of operations, stockholders’ deficit and cash flows for the Fiscal Year then ended and (ii) the unaudited pro forma balance sheet of the Loan Parties as of the Effective Date, after giving effect to the Transactions, in each case presented on a consolidated basis.

“Fiscal Year” means the fiscal year of the Loan Parties ending on December 31 of each year.

“Free Cash Flow” means, for the Loan Parties, for any period, (i) Consolidated Net Income of the Loan Parties for such period, plus (ii) all non-cash items of such Loan Party deducted in determining Consolidated Net Income for such period, less (iii) the sum of (A) all non-cash items of such Loan Party added to the calculation of Consolidated Net Income for such period, (B) cash tax payments made by the Loan Parties, (C) changes in working capital (as determined in accordance with GAAP) from the immediately preceding period of the same duration as such period, (D) budgeted General and Administrative Costs and (E) Capital Expenditures permitted pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.03.

“General and Administrative Costs” means normal and customary expenses and costs that are reasonable and classified as general and administrative costs, including salaries and all other compensation to the management of the Borrower, consulting fees, salary, rent, supplies, travel and entertainment, insurance, accounting, legal, engineering and broker related fees, required to manage the affairs of the Borrower.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means ElectroWave USA, Inc., a Nevada corporation, Deep Down, Inc., a Delaware corporation and each domestic Subsidiary of the Borrower, if any, or other Person which guarantees, pursuant to Section 6.02 or otherwise, all or any part of the Obligations.

“Guaranty and Collateral Agreement” means a guaranty and collateral agreement in a form acceptable to the Agent, made by any Guarantor in favor of the Agent for the benefit of the Lenders pursuant to Section 6.02 or otherwise.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive (including naturally occurring radioactive materials) or explosive materials; and (e) any asbestos-containing materials.

“Highest Lawful Rate” means, with respect to the Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to the Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.  The Highest Lawful Rate shall be calculated in a manner that takes into account any and all fees, payments and other charges in respect of the Loan Documents that constitute interest under applicable law.

“Indebtedness” means, without duplication, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all Contingent Obligations in respect of Indebtedness; (h) liabilities incurred under Title IV of ERISA with respect to any Employee Plan (other than a Multiemployer Plan); (i) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; and (j) all obligations referred to in clauses (a) through (i) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 12.14(a).

“Indemnitees” has the meaning specified therefor in Section 12.14(a).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

“Lease” means any lease of real property to which any Loan Party is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“LIBOR” shall mean for the applicable month the twelve-month London Interbank Offered Rate as published in the Wall Street Journal on the first Business Day of each such month and such rate shall be applicable throughout the given month until the first Business Day of the next succeeding month.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan” means any loan made by a Lender to the Borrower on the Effective Date pursuant to Article II hereof.

“Loan Document” means this Agreement, any Guaranty and Collateral Agreement, any UCC Filing and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

“Loan Party” means the Borrower and any direct or indirect Subsidiary of the Borrower.

“Managers” means Ronald Smith and Robert Chamberlain.

“Material Adverse Effect” means a material adverse effect on any of (a) the operations, business, prospects, assets, properties or condition (financial or otherwise) of the Borrower or of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of the Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Agent for the benefit of the Lenders on any of the Collateral.

“Material Contract” means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $100,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), and (b) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.

“Monthly Date” means the last Business Day of each calendar month.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), to which any Loan Party, any of its Subsidiaries or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Net Cash Proceeds” means, (a) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Lien permitted by Section 7.01 on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (ii) reasonable expenses (including commissions and discounts) related thereto incurred by such Person or such Subsidiary in connection therewith (provided that such costs shall not exceed five percent (5%) of the total sales price received by the Loan Party of the assets being disposed of), (iii) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (iv) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (b) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (ii) transfer taxes paid by such Person or such Subsidiary in connection therewith and (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (a) and (b) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(b).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agent and the Lenders, or any of them, under or in connection with the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 10.01.  Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that the Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

“Operating Account” shall have the meaning assigned such term in Section 9.01(a).

“Operating Account Bank” shall have the meaning assigned such term in Section 9.01(a).

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Other Boards” has the meaning specified therefor in Section 6.17(a).

“Participant Register” has the meaning specified therefor in Section 12.07(f).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Holders” means, collectively, Ronald Smith, Robert Chamberlain and Mary Budrunas.

“Permitted Indebtedness” means (a) any Indebtedness owing to the Agent and any Lender under this Agreement and the other Loan Documents, (b) up to $4,250,000 in subordinated debentures resulting from the exchange of the Borrower’s Series E Exchangeable Preferred Stock, (c) up to $525,000 in connection with a capital lease obligation for one (1) 2003 Shuttlelift ISL 100 crane, (d) a $150,000 promissory note payable to Ronald E. Smith and Mary Budrunas and (e) Indebtedness incurred pursuant to the Amegy Factoring Agreement, but such Indebtedness contained in this clause (e) shall only be Permitted Indebtedness until the date that is 90 days after the Effective Date; provided that each of (b) and (d) shall be subject to a subordination agreement on the terms and conditions acceptable to the Agent.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s.

“Permitted Liens” means

(a)           Liens securing the Obligations;

(b)           Liens for taxes, assessments and governmental charges the payment of which is not required under Section 6.03;

(c)           customary Liens of landlords arising in the ordinary course of business pursuant to customary lease provisions, and Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business, in each case securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)           deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations and (iii) obligations on surety or appeal bonds, but in each case, only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due; and

(e)           easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party in the normal conduct of such Person’s business.

Provided that, notwithstanding the foregoing, (i) Liens described in clauses (a) through (d) shall remain “Permitted Liens” only for so long as no action to enforce such Lien has been commenced and (2) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Permitted Lien

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Plan” means any Employee Plan or Multiemployer Plan.

“Post-Default Rate” means a rate of interest per annum equal to the rate as provided for in Section 2.04(a) then in effect plus 5.00%.

“Pro Rata Share” means:

(a)           with respect to a Lender’s obligation to make a Loan and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the Total Commitment, provided that if the Total Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Loan and the denominator shall be the aggregate unpaid principal amount of all of the Loans; and

(b)           with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 11.05), the percentage obtained by dividing (i) the unpaid principal amount of such Lender’s Loan, by (ii) the sum of the aggregate unpaid principal amount of all of the Loans.

“Register” has the meaning specified therefor in Section 12.07(d).

“Registered Loans” has the meaning specified therefor in Section 12.07(d).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Federal Reserve Board or any successor, as the same may be amended or supplemented from time to time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions required by Environmental Law taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release so that Hazardous Materials do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Share of the Loans aggregate at least 66-2/3%.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Term Loan Amount” shall mean the principal amount of the Loans outstanding at any time on a consolidated basis determined in accordance with GAAP.

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Total Commitment” means the sum of the amounts of the Lenders’ Commitments, which sum equals the Initial Commitments plus any additional Commitments as the same may be increased pursuant to Section 2.04(b).

“Total Debt” means, at any date, all Debt of the Loan Parties on a consolidated basis.

“Transaction Documents” means the Loan Documents and each other document, agreement, contract, certificate and conveyance executed in connection with the foregoing.

“Transactions” means the transactions contemplated by the Transaction Documents to occur on the Effective Date, including the making of the Loans pursuant to this Agreement.

“UCC Filing” means any filing pursuant to the Uniform Commercial Code to perfect a Lien securing the Obligations.

“Uniform Commercial Code” has the meaning specified therefor in Section 1.03.

“WARN” has the meaning specified therefor in Section 5.25.

“Warrant Agreement” means the Warrant Agreement dated as of the Effective Date and executed by the Borrower and the Agent, in the form of Exhibit F.

“Yield Maintenance Premium” means a premium equal to (i) 4.0% of amounts prepaid if repayment occurs anytime from the Effective Date through the first anniversary of the Effective Date, (ii) 3.0% of amounts prepaid if repayment occurs anytime from the day after the first anniversary of the Effective Date through the second anniversary of the Effective Date, (iii) 2.0% of amounts prepaid if repayment occurs anytime from the day after the second anniversary of the Effective Date through the third anniversary of the Effective Date, (iv) 1.0% of amounts prepaid if repayment occurs anytime from the day after the third anniversary of the Effective Date through the Final Maturity Date; provided that, notwithstanding the foregoing, the Yield Maintenance Premium shall be equal to 0.0% if the outstanding Loans and all Obligations hereunder are prepaid in full with the proceeds of a new credit facility provided by the Agent.

Section 1.02  Terms Generally

.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.  References in this Agreement to “determination” by the Agent include estimates by the Agent (in the case of quantitative determinations) and beliefs by the Agent (in the case of qualitative determinations).

Section 1.03  Accounting and Other Terms

.  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements.  All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Agent may otherwise determine.

Section 1.04  Time References

.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01  Commitments.

(a)  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees (i) to make a Loan to the Borrower on the Effective Date in an amount not to exceed the Commitment of such Lender and (ii) to permit the Borrower to issue PIK Notes to such lender based on its Pro Rata Share of the Total Commitments (but in any case not to exceed the PIK Note Cap).

(b)  Notwithstanding the foregoing, the aggregate principal amount of the Loans made on the Effective Date will equal the Initial Commitment.  Any principal amount of a Loan which is repaid or prepaid may not be reborrowed.

Section 2.02  Making the Loans.

(a)  The Borrower shall give the Agent prior telephonic notice of its intention to receive the Loans to be made hereunder confirmed in writing not later than 12:00 noon (New York City time) at least one Business Day prior to the anticipated Effective Date (the “Notice of Borrowing”).  The Notice of Borrowing shall specify (i) the aggregate principal amount of the Loans which shall be $6,000,000 and (ii) the proposed borrowing date.  The Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Agent).  The Borrower hereby waives the right to dispute the Agent’s record of the terms of any such telephonic Notice of Borrowing.  The Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request the Loans on behalf of the Borrower until the Agent receives written notice to the contrary.  The Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b)  The Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.

(c)  All Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loan required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

Section 2.03  Repayment of Loans; Evidence of Debt

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(a)  The outstanding principal of the Loan will be repaid (i) by Borrower making quarterly installments of $75,000 commencing on September 30, 2008 and on the last Business Day of each quarter thereafter, and (ii) by Borrower making a final payment of the amount of the Loans outstanding on the Final Maturity Date, in each case as set forth on Schedule 2.03 to the Agent for the account of each Lender.  The Borrower hereby authorizes the Agent to, and the Agent may, from time to time, debit the Debt Service Reserve Account with the amount of any payment due hereunder.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Agent shall maintain the Register in accordance with Section 12.07(d) hereto, in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or in the Register pursuant to paragraph (c) of this Section shall be primafacie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender to maintain such accounts or the Agent to maintain the Register or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)  The Loans made by each Lender shall be evidenced by a promissory note in the form of Exhibit G attached hereto, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Acceptance, as of the effective date of the Assignment and Acceptance, payable to the order of such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed.  The date, amount and interest rate of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its promissory note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such promissory note or any continuation thereof or on any separate record maintained by such Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its promissory note.  In the event that any Lender’s Loan increases or decreases for any reason, upon such Lender’s request, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new promissory note payable to the order of such Lender in a principal amount equal to its Loan after giving effect to such increase or decrease, and otherwise duly completed.

(f)  Cash Sweep Trigger.  On each Monthly Date after a Cash Sweep Trigger has occurred (each such date being a “Disbursement Date”) at the election of Agent, the Borrower shall repay principal (through Agent charging the Operating Account) in an amount equal to 50% of Free Cash Flow, provided, however, that in no case shall such prepayment reduce the cash and cash equivalents (per GAAP) of Borrower on hand as of the date of such payment to less than $300,000.00.

Section 2.04  Interest

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(a)  Loans.  Each Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount becomes due, at a rate per annum equal to the lesser of: (i) the Highest Lawful Rate or (ii) 12.5%. Interest on each Loan calculated pursuant to this Section 2.04(a) shall be payable monthly, in arrears, on each Monthly Date commencing on August 31, 2007.

(b)  PIK Interest.  In addition to the interest set forth in paragraph (a), Borrower shall pay interest in an amount equal to three percent (3%) per annum of the principal amount of the Loans from time to time outstanding (the “PIK Amount”), which PIK Amount shall be paid monthly, in arrears, on each Monthly Date, either (at the Borrower’s option) (i) in cash or (ii) in kind through the issuance to each Lender of an additional promissory note (a “PIK Note”) in an amount equal to such Lender’s Pro Rata Share of the PIK Amount, and the PIK Amount shall be added to the outstanding principal balance of the Loans, and amounts so added shall thereafter, for all purposes, be deemed to be part of the principal amount of the Loans; provided that the PIK Amount represented by all such PIK Notes may not exceed $500,000 (the “PIK Note Cap”) at any time outstanding, and option (b)(ii) contained in this Section 2.04 shall not be available at such time as the PIK Amount represented by PIK Notes shall equal the PIK Note Cap.

(c)  Default Interest.  To the extent permitted by law, (i) upon the occurrence and during the continuance of an Event of Default or (ii) during the time that any reports required to be delivered pursuant to Section 6.01(a), (b) and (c) are overdue, in each case whether or not declared, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the lesser of (i) the Highest Lawful Rate or (ii) the Post-Default Rate. Interest at the Post-Default Rate shall be payable on demand.

(d)  Interest Payment from Debt Service Reserve Account.  The Borrower hereby authorizes the Agent to, and the Agent may, from time to time, charge the Debt Service Reserve Account, and make a payment to the Agent, for the benefit of the Lenders with the amount of any interest or principal payment due hereunder.  Such payment shall be considered received by each such Lender on the date of any such charge to the Debt Service Reserve Account.

(e)  General.  All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05  Reduction of Commitment; Prepayment of Loans

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(a)  Reduction of Commitments.  The Total Commitment shall terminate at 11:59 p.m. (New York City time) on the Effective Date.

(b)  Optional Prepayment.

(i)  At any time after the date that is 6 months after the Effective Date, the Borrower shall have the right at its option on any date to prepay the Loans in whole or in part in increments of not less than $1,000,000; provided that if the outstanding principal balance of the Loans is less than $1,000,000, the Loans must be prepaid in whole.  Any prepayment made hereunder is subject to the following criteria:

(A)  the Borrower must simultaneously pay to each Lender the Yield Maintenance Premium, all accrued and unpaid interest and all unpaid fees, costs and expenses due hereunder; provided, that no Yield Maintenance Premium shall be due in connection with any refinancing of this Agreement by Prospect Capital Corporation or any Affiliate thereof;

(B)  the Borrower shall provide notice to the Agent by 1:00 p.m. at least fifteen (15) Business Days prior to the date on which such prepayment of the Loans shall occur setting forth the total principal amount of such prepayment and the date on which such prepayment will be made. All optional prepayment notices shall be irrevocable;

(C)  the principal amount of the Loans for which a prepayment notice is given, together with any accrued but unpaid interest on such principal amount, any Yield Maintenance Premium and all unpaid fees, costs and expense, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made; and

(c)  Mandatory Prepayment.  Notwithstanding the provisions of Section 2.05(b) above:

(i)  Immediately upon any Disposition by any Loan Party pursuant to Section 7.02(b)(iii), the Borrower shall make a prepayment of the Loans together with the accrued interest on such portion of the Loans so prepaid in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition, unless otherwise agreed to in writing by the Lenders.  Nothing contained in this subsection (i) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(b).

(ii)  No later than ten (10) days following the date of receipt by any Loan Party of Net Cash Proceeds from any Casualty Event, the Borrower shall, at the Lender’s request, prepay the Loans in an amount equal to 100% of the Net Cash Proceeds from such Casualty Event.

(iii)  Each mandatory prepayment shall be accompanied by a written statement from an Authorized Officer of the Borrower detailing the reason for such prepayment as reasonably requested by the Agent and shall require the Borrower simultaneously paying to the Lender the Yield Maintenance Premium (other than in connection with a prepayment made pursuant to clause (ii) above), all accrued and unpaid interest and all unpaid fees, costs and expenses due hereunder.

(d)  Application of Optional and Mandatory Prepayments.  All optional or mandatory prepayments made pursuant to Sections 2.05(a) and (b) shall be applied in the following order of priority: (i) expenses, (ii) fees, including the Yield Maintenance Premium, (iii) accrued and unpaid interest (including the PIK Amount) and (iv) outstanding principal on the Loans in the inverse order of maturity.

Section 2.06  Structuring Fee

.  On the Effective Date, the Borrower shall pay to the Agent at Closing for the account of the Lenders, a non-refundable upfront fee in accordance with the Fee Letter.

Section 2.07  Taxes

.

(a)  Any and all payments by any Loan Party hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of the Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”).  If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to the Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.07) the Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).  To the extent available, each Loan Party shall deliver to the Agent and each Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c)  The Loan Parties hereby jointly and severally indemnify and agree to hold the Agent and each Lender harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.07) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be paid within thirty (30) days from the date on which any such Person makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d)  No Lender shall be organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

(e)  Any Lender (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.07 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount which may thereafter accrue, would not require such Lender (or Transferee) to disclose any information such Lender (or Transferee) deems confidential and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

(f)  The obligations of the Loan Parties under this Section 2.07 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE III

FEES, PAYMENTS AND OTHER COMPENSATION

Section 3.01  Payments; Computations, Statements and Debt Service Reserve Account

.

(a)  The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Agent’s Account.  All payments received by the Agent after 12:00 noon (New York City time) on any Business Day will be deemed paid on the next succeeding Business Day.  All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agent and the Lenders.  After receipt, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.  The Borrower hereby authorizes the Agent to, and the Agent may, from time to time, charge the Debt Service Reserve Account of the Borrower with any principal or interest on the Loans due and payable by the Borrower.  The Borrower agrees that the Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing.  Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.  All computations of fees shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.  Each determination by the Agent of an interest rate, the Debt Service Reserve Amount, or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b)  Except as provided in this Section 3.01(b), the Borrower shall at all times maintain cash in the Debt Service Reserve Account in an amount equal to the immediately succeeding six months interest expense, not including the PIK Amount, under this Agreement, such amount to be determined by the Agent (the “Debt Service Reserve Amount”).  On the Effective Date the Agent shall notify the Borrower of the Debt Service Reserve Amount and the Borrower shall pay to the Agent such amount to be deposited into the Debt Service Reserve Account.  If the Agent notifies the Borrower that there is a deficiency in the Debt Service Reserve Account, the Borrower shall within two (2) Business Days of receipt of such notice pay the amount required by the Agent to be deposited into the Debt Service Reserve Account.  All amounts in the Debt Service Reserve Account will be returned to the Borrower upon repayment of the full principal amount of the Loan.

Section 3.02  Sharing of Payments, Etc

.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered).  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.02 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 3.03  Apportionment of Payments

.  Subject to any written agreement among the Agent and/or the Lenders:

(a)  all payments of principal and interest in respect of outstanding Loans, all payments of fees and all other payments in respect of any other Obligations, shall be allocated by the Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of the Loans, as designated by the Person making payment when the payment is made.

(b)  After the occurrence and during the continuance of an Event of Default, the Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due to the Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Loans until paid in full; (iv) fourth, ratably to pay principal of the Loans until paid in full, and (v) fifth, to the ratable payment of all other Obligations then due and payable.

(c)  For purposes of Section 3.03(a), “paid in full” with respect to interest shall include interest accrued after the commencement of any Insolvency Proceeding irrespective of whether a claim for such interest is allowable in such Insolvency Proceeding.

(d)  In the event of a direct conflict between the priority provisions of this Section 3.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 3.03 shall control and govern.

ARTICLE IV

CONDITIONS TO LOANS

Section 4.01  Conditions Precedent to Effectiveness

.  This Agreement shall become effective as of the Business Day when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agent or waived in writing:

(a)  Payment of Fees, Etc.  The Borrower shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04.

(b)  Representations and Warranties; No Event of Default.  The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE V and in each other Loan Document, certificate or other writing delivered to the Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date except to the extent applicable to another specific date, and (ii) after giving effect to the Transactions, no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c)  Legality.  The making of the Loans shall not contravene any law, rule or regulation applicable to the Agent or any Lender.

(d)  Delivery of Documents.  The Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Agent and, unless indicated otherwise, dated the Effective Date:

(i)  the Guaranty and Collateral Agreement, duly executed by the Loan Parties;

(ii)  the Warrant Agreement, duly executed by the Borrower;

(iii)  the promissory note as provided for in Section 2.03(e);

(iv)  UCC lien searches, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices where any Loan Party is organized, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Agent and except for Liens to be terminated on the Effective Date, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Agent, shall not show any such Liens;

(v)  a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party and the other Transactions, and (B) the execution, delivery and performance by such Loan Party of each Loan Document and each other Transaction Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(vi)  a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, and authorized to provide the Notice of Borrowing and all other notices under this Agreement and the other Loan Documents, together with evidence of the incumbency of such authorized officers;

(vii)  a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Loan Party certifying as of a recent date as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states;

(viii)  establishment of the Operating Account and Debt Service Reserve Account at financial institutions acceptable to the Agent and the execution and delivery of deposit account control agreements to govern (A) the Debt Service Reserve Account and (B) the Operating Account, each in form and substance satisfactory to the Agent;

(ix)  a copy of the articles of incorporation, charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(x)  an opinion of The Welscher Law Firm, counsel to the Loan Parties, in the form of Exhibit D attached hereto;

(xi)  a certificate of an Authorized Officer of the Borrower, certifying as to the matters set forth in subsection (b) of this Section 4.01;

(xii)  a copy of the Financial Statements and the financial projections described in Section 5.07 hereof, together with a certificate executed by an Authorized Officer of the Borrower, certifying as to the matters set forth in Section 5.07;

(xiii)  each certificate of an Authorized Officer of the Borrower required pursuant to Section 4.01(j);

(xiv)  a certificate of an Authorized Officer of the Borrower, certifying that the Borrower and each Loan Party, after giving effect to the Transactions, is Solvent;

(xv)  evidence of the insurance coverage required by Section 5.19, including, without limitation, insurance assigned to the Borrower pursuant to the terms of the Guaranty and Collateral Agreement and such other insurance coverage with respect to the business and operations of the Loan Parties as the Agent may reasonably request, in each case, where requested by the Agent, with such endorsements as to the named insureds or loss payees thereunder as the Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ prior written notice to the Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Agent may request;

(xvi)  a landlord waiver, in form and substance satisfactory to the Agent, executed by each landlord with respect to each of the Leases set forth on Schedule 6.01(o); provided that in the event the Borrower, despite its commercially reasonable efforts to do so, is unable to deliver to the Agent on the Effective Date one or more of the landlord waivers required to be delivered under this Section 4.01(d)(xvi), the Borrower shall deliver such landlord waiver or waivers to the Agent within twenty-one (21) days after the Effective Date.

(xvii)  a certificate evidencing the “key man” life insurance with respect to Ronald E. Smith in the amount of at least $3,000,000, pursuant to policies reasonably satisfactory to the Agent and with Agent as the beneficiary;

(xviii)  copies of the Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of each Borrower, together with a certificate of an Authorized Officer of each Borrower stating that such agreements have been duly assigned to the Borrower, as applicable, remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xix)  the employment agreements entered into by the Borrower with each of the Managers, the terms of which are satisfactory to the Agent, and such agreements shall be certified as being true and correct copies thereof and as being in full force and effect by an Authorized Officer of each Borrower.

(xx)  such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agent in form and substance, as the Agent may reasonably request.

(e)  Material Adverse Effect.  The Agent shall have determined, in its sole judgment, that, no event or development shall have occurred since December 31, 2006 which could have a Material Adverse Effect.

(f)  Approvals.  All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans, the consummation of the Transactions or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect.

(g)  Proceedings; Receipt of Documents.  All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agent and its counsel, in their sole discretion, and the Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agent or such counsel may reasonably request.

(h)  Management Reference Checks.  The Agent shall have received satisfactory reference checks for key management of Borrower, including Robert Chamberlain and Ronald E. Smith.

(i)  Due Diligence.  The Agent shall have completed its business, legal and collateral due diligence with respect to the Borrower and each other Loan Party, the results of which shall be acceptable to the Agent, in its sole and absolute discretion.

(j)  Liabilities.  All liabilities of the Loan Parties shall be current.  The Borrower shall deliver to the Agent a certificate of an Authorized Officer of the Borrower certifying as to the matters set forth above.

(k)  Investment Committee.  Each Lender shall have received approval of their investment committee for making the Loans under this Agreement in their sole and absolute discretion.

(l)  Notices.  The Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

(m)  Delivery of Documents.  The Agent shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to the Agent, as the Agent may reasonably request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party hereby represents and warrants to the Agent and the Lenders as follows:

Section 5.01  Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to make the borrowings hereunder (in the case of the Borrower), and to execute and deliver each Loan Document and each other Transaction Document to which it is a party, and to consummate the Transactions, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 5.02  Authorization, Etc.  The execution, delivery and performance by each Loan Party of each Loan Document and each other Transaction Document to which it is or will be a party and the performance of the Transactions, (a) have been duly authorized by all necessary action, (b) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, (c) do not and will not contravene any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties except where such contravention would not have a Material Adverse Effect, (d) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (e) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

Section 5.03  Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document or any other Transaction Document to which it is or will be a party or the performance of the Transactions other than filings and recordations to perfect Liens.

Section 5.04  Enforceability of Loan Documents.  This Agreement is, each other Loan Document to which any Loan Party is or will be a party when delivered hereunder will be, and each other Transaction Document is, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar law and general principles of equity.

Section 5.05  Capitalization; Subsidiaries.

(a)  On the Effective Date, after giving effect to the Transactions, the authorized Capital Stock of the Borrower is set forth on Schedule 5.05.  All of the issued and outstanding shares of Capital Stock of the Borrower has been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as described on Schedule 5.05, as of the Effective Date, there are no outstanding debt or equity securities of the Borrower and no outstanding obligations of the Borrower convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower, or other obligations of the Borrower to issue, directly or indirectly, any shares of Capital Stock of the Borrower.

(b)  On the Effective Date the Borrower has no Subsidiaries other than those set forth on Schedule 5.05.

Section 5.06  Litigation; Commercial Tort Claims.  Except as set forth on Schedule 5.06, there is no pending or, to the best knowledge of any Loan Party, threatened action, Claim, suit or proceeding affecting any Loan Party before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could have a Material Adverse Effect or (B) relates to this Agreement, any other Loan Document or other Transaction Document or any of the Transactions and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

Section 5.07  Financial Condition.

(a)  The Financial Statements, copies of which have been delivered to the Agent and each Lender, fairly present the financial condition of the Loan Parties for the fiscal periods ended on such respective dates, on a consolidated basis, all in accordance with GAAP, and since December 31, 2006, no event or development has occurred that has had or could have a Material Adverse Effect.

(b)  The Borrower has heretofore furnished to the Agent the unaudited pro forma balance sheet of the Borrower as of the Effective Date, on a consolidated basis, after giving effect to Loans under this Agreement and other Transactions contemplated by the Transaction Documents.  Such balance sheet has been prepared on a reasonable basis and in good faith by the Borrower and has been based on preliminary estimates, available information and certain assumptions believed by the Borrower to be reasonable.

Section 5.08  Compliance with Law, Etc.  No Loan Party is in violation of its organizational documents, or in violation of any law, rule or regulation or any judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any Transaction Document or other Material Contract binding on or otherwise affecting it or any of its properties, and no Default or Event of Default has occurred and is continuing.

Section 5.09  ERISA.  Except as set forth on Schedule 5.09, (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the U.S. Department of Labor and delivered to the Agent, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agent, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code.  Except as set forth on Schedule 5.09, no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability.  No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.  There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan.  Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

Section 5.10  Taxes, Etc.  All Federal, state and local tax returns and other reports required by applicable law to be filed by any Loan Party have been timely filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with modified GAAP.  The charges, accruals and reserves on the books of the Borrower in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate.  No Lien for Taxes has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 5.11  Regulations T, U and X.  No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.12  Nature of Business.  No Loan Party is engaged in any business other than providing services to the offshore segment of the energy industry.

Section 5.13  Adverse Agreements, Etc.  No Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could reasonably be expected to have, a Material Adverse Effect.  The Borrower is not a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to the Agent and the Lenders on or in respect of its properties to secure the Obligations and the Loan Documents.

Section 5.14  Permits, Etc.  Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except where the failure to have or be in compliance with any such permit, license, authorization, approval, entitlement or accreditation could not reasonably be expected to have a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except where such suspension, revocation, impairment, forfeiture or non-renewal or such failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.

Section 5.15  Properties.

.

(a)  Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens.  All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(b)  Schedule 5.15 sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party.  As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 5.15 to which it is a party.  Schedule 5.15  sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents.  Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect.  No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents or the other Transaction Documents to which it is a party or to perform the Transactions, except as set forth on Schedule 5.15.  To the best knowledge of any Loan Party, no other party to any such Lease is in default of its material obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

Section 5.16  Full Disclosure.  Each Loan Party has disclosed to the Agent all material agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agent in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no contingent liability or fact that could reasonably be expected to be material which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

Section 5.17  Operating Lease Obligations.  On the Effective Date and after giving effect to the Transactions, none of the Loan Parties has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 5.17.

Section 5.18  Environmental Matters.  Except as set forth on Schedule 5.18, (a) the operations of each Loan Party are in full compliance with all Environmental Laws, except any non-compliance which could not reasonably be expected to have a Material Adverse Effect; (b) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (c) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or written notice of any threatened Environmental Action against any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (d) to the knowledge of each Loan Party, no Environmental Actions have been asserted against any facilities that have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (e) no property now or formerly owned or operated by a Loan Party was used as a treatment or disposal site for any Hazardous Material before or during the time period of such Loan Party’s operations or ownership except as could not reasonably be expected to have a Material Adverse Effect; (f) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (g) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (h) no Loan Party has received any written notification pursuant to any Environmental Laws that (i) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (ii) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

Section 5.19  Insurance.  Each Loan Party keeps its property adequately insured and maintains (a) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law or as may be reasonably required by the Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation).  Schedule 5.19 sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

Section 5.20  Use of Proceeds.  The proceeds of the Loans shall be used for the purposes set forth in Schedule 5.20.

Section 5.21  Solvency.  Before and after giving effect to the Transactions as contemplated by this Agreement, the other Transaction Documents, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent.

Section 5.22  Location of Bank Accounts.  Schedule 5.22 sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

Section 5.23  Material Contracts.  Set forth on Schedule 5.23 is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto.  Each such Material Contract (a) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (b) has not been otherwise amended or modified, and (c) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

Section 5.24  Investment Company Act.  None of the Loan Parties is an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

Section 5.25  Employee and Labor Matters.  There is (a) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or, to the best knowledge of any Loan Party, threatened against any Loan Party which arises out of or under any collective bargaining agreement which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the best knowledge of any Loan Party, threatened against any Loan Party or (c) to the best knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party.  Neither any Loan Party nor any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.26  Customers and Suppliers.  There exists no actual or, to the best knowledge of any Loan Party, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (a) any Loan Party, on the one hand, and any customer or any group thereof of any Loan Party, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (b) any Loan Party, on the one hand, and any material supplier of any Loan Party, on the other hand; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change, except for any such termination, cancellation, limitation, modification or change which could not reasonably be expected to have a Material Adverse Effect.  Nothing in the preceding sentence, however, shall be construed to create an exception to the provisions of this Section 5.26.

Section 5.27  No Bankruptcy Filing.  No Loan Party is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Loan Party’s assets or property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.

Section 5.28  Casualty Events.  Since December 31, 2006, neither the business nor any properties of the Borrower have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign Governmental Authority, riot, activities or armed forces or acts of God or of any public enemy.

Section 5.29  Organizational Information.  Schedule 5.29 sets forth a complete and accurate list as of the date hereof of (a) the exact legal name of each Loan Party, (b) the jurisdiction of organization of each Loan Party, (c) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (d) each place of business of each Loan Party, (e) the chief executive office of each Loan Party, (f) the federal employer identification number of each Loan Party and (g) the exact name used in each Federal tax return of each Loan Party.

Section 5.30  Equipment.  Other than the Equipment listed on Schedule 1.01(B), the Borrower has no titled Equipment.

Section 5.31  Locations of Collateral.  Schedule 5.31 hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored.  None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

Section 5.32  Security Interests.  The Guaranty and Collateral Agreement creates in favor of the Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby.  Upon (a) the filing of the UCC-1 financing statements  by the Lenders, (b) with respect to the perfection of any security interest created in motor vehicles for which the title to such motor vehicles is governed by a certificate of title or ownership, the submission of an appropriate application requesting that the Lien of the Agent be noted on the certificate of title or ownership, completed and authenticated by the applicable Loan Party, together with the certificate of title, with respect to each such motor vehicle, to the appropriate state agency, (c) with respect to any action that may be necessary to obtain control in Collateral under Sections 9-104, 9-105, 9-106, and 9-107 of the Uniform Commercial Code, the taking of such action and (d) the Agent taking possession of all documents, chattel paper, instruments and cash constituting Collateral, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens in such Collateral, other than (i) the filing of continuation statements in accordance with applicable law and (ii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

Section 5.33  Schedules.  All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

Section 5.34  Representations and Warranties in Documents; No Default.  All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date.  No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

Section 5.35  Reliance.  In connection with the negotiation of and the entering into this Agreement and the other Loan Documents, the Borrower acknowledges and represents that none of the Lenders or the Agent or any representative of any of the foregoing is acting as a fiduciary or financial or investment advisor for it; it is not relying upon any representations (whether written or oral) of such Persons; it has consulted with its own legal, regulatory, tax, business investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging, and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by any Lender or the Agent or any representative of any of the foregoing; it has not been given by any Lender or the Agent or any representative of any of the foregoing (directly or indirectly through any other Person) any advice, counsel, assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (either legal, regulatory, tax, financial, accounting, or otherwise) of this Agreement or the Transactions; and it is entering into this Agreement and the other Loan Documents with a full understanding of all of the risks hereof and thereof (economic and otherwise), and it is capable of assuming and willing to assume (financially and otherwise) those risks.

Section 5.36  Brokers.  No Person is entitled to any brokerage fee or finders fee or similar fee or commission in connection with arranging the Loans contemplated by this Agreement other than any such arrangement listed in Schedule 5.36.

Section 5.37  Use of Loans

.  The proceeds of the Loans shall be used for the purposes set forth in Section 5.20 or otherwise agreed to by the Lenders.  The Loan Parties are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board).  No part of the proceeds of any Loans will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

ARTICLE VI

AFFIRMATIVE COVENANTS

  So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

Section 6.01  Reporting Requirements.  Furnish to the Agent and each Lender:

(a)  as soon as available and in any event within 45 days after the end of each fiscal quarter of the Loan Parties commencing with the fiscal quarter of the Loan Parties ending on September 30, 2007, balance sheets, statements of operations and retained earnings and statements of cash flows of the Loan Parties as at the end of such quarter, in each case presented on a consolidated basis (and, if so requested by the Agent, on a consolidating basis), and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year and other comparable periods, all in reasonable detail and certified by an Authorized Officer of each Borrower as fairly presenting, in all material respects, the financial position of the Loan Parties as of the end of such quarter and the results of operations and cash flows of the Loan Parties for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Loan Parties furnished to the Agent and the Lenders, subject to normal year-end adjustments;

(b)  as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Loan Parties, balance sheets, statements of operations and retained earnings and statements of cash flows of the Loan Parties as at the end of such Fiscal Year, in each case presented on a consolidated basis (and, if so requested by the Agent, on a consolidating basis, provided that consolidating statements need not be accompanied by the auditor’s opinion referred to below), setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year and other comparable periods, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Loan Parties and reasonably satisfactory to the Agent (which opinion shall be without (i) a “going concern” or like qualification or exception, (ii) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of ARTICLE VIII), together with a written statement of such accountants (A) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of any Event of Default arising as a result of any noncompliance with the provisions of ARTICLE VIII and (B) if such accountants shall have obtained any knowledge of the existence of any such Event of Default, describing the nature thereof;

(c)  as soon as available, and in any event within 30 days after the end of each calendar month of the Loan Parties commencing with August 31, 2007, internally prepared balance sheets, statements of operations and retained earnings and statements of cash flows as at the end of such calendar month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such calendar month, in each case presented on a consolidated basis (and, if so requested by the Agent, on a consolidating basis), setting forth in comparative form the figures for the corresponding date or period set forth in the financial projections referred to in clause (vii) below, all in reasonable detail and certified by an Authorized Officer of each Borrower as fairly presenting, in all material respects, the financial position of the Loan Parties as at the end of such calendar month and the results of operations, retained earnings and cash flows of the Loan Parties for such calendar month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agent and the Lenders, subject to normal year-end adjustments;

(d)  simultaneously with the delivery of the financial statements of the Loan Parties required by clauses (a), (b) and (c) of this Section 6.01, a certificate of an Authorized Officer of each Borrower (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Loan Parties during the period covered by such financial statements with a view to determining whether the Loan Parties were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Loan Parties propose to take or have taken with respect thereto and (B) attaching a schedule showing the calculations specified in ARTICLE VIII;

(e)  within thirty (30) days of the end of each calendar month, all bank statements related to the Debt Service Reserve Account and the Operating Account;

(f)  Promptly, but in any event within 30 days prior to the end of each fiscal year, the Borrower shall deliver to the Agent a detailed annual budget and Capital Expenditure program for next three years on a monthly basis, including consolidating and consolidated balance sheets, income and cash flow statements with respect to such period.  The budget for the fiscal year ending December 31, 2007 shall be prepared and delivered within 30 days of the Effective Date and will be revised quarterly with monthly reports to be submitted to the Agent.  The annual budget for 2008 will be prepared by and delivered to the Agent by October 31, 2007.  All expenses in excess of $50,000 as provided for in the annual budget must be approved by the Agent.  The Agent shall have 30 days from the date of receipt to approve or reject any proposed budget submitted by Borrower.  In the event that the Agent rejects any proposed budget presented by the Borrower, the Borrower will review the Agent’s reasons for rejecting such budget and revise its proposed budget consistent with the Agent’s reasonable comments and resubmit a revised budget to Agent within five (5) Business Days of the Agent’s rejection of the proposed budget and Agent shall notify the Borrower if it approves the revised budget.  The Borrower will continue to cooperate with Agent as set forth above until such time that a budget has been approved.

(g)  promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(h)  as soon as possible, and in any event within five (5) Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the applicable Borrower(s) setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(i)  (A) as soon as possible and in any event within ten (10) Business Days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the applicable Borrower(s) setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within three (3) Business Days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within ten (10) Business Days after the filing thereof with the Internal Revenue Service if requested by the Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within ten (10) Business Days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within ten (10) Business Days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(j)  promptly after the commencement thereof but in any event not later than three (3) Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could have a Material Adverse Effect;

(k)  as soon as possible and in any event within five (5) Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

(l)  if applicable, promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(m)  promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(n)  promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as the Agent may from time to time may reasonably request.

Section 6.02  Additional Guaranties and Collateral Security.  Cause each domestic Subsidiary of any Loan Party not in existence on the Effective Date or upon formation or acquisition to execute and deliver to the Agent promptly and in any event within three (3) Business Days after the formation, acquisition or change in status thereof (i) a Guaranty and Collateral Agreement guaranteeing the Obligations and granting a security interest to Agent on all of its assets or their properties with (A) copies of all certificates evidencing all of the Capital Stock of any Person owned by such Subsidiary, (B) copies of all undated stock powers executed in blank, and (C) such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (ii) together with such other agreements, instruments and documents as the Agent may reasonably require whether comparable to the documents required under Section 6.14 or otherwise and (iii) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Guaranty and Collateral Agreement or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations.

Section 6.03  Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects with all laws, rules, regulations, orders (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (a) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties and (b) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

Section 6.04  Preservation of Existence, Etc.  Except as otherwise expressly permitted under Section 7.02, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

Section 6.05  Keeping of Records and Books of Account.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

Section 6.06  Inspection Rights.  Permit, and cause each of its Subsidiaries to permit, the agents and representatives of the Lenders at any time and from time to time during normal business hours to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.  In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of the Lenders in accordance with this Section 6.05.

Section 6.07  Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or material to the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times in all material respects with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

Section 6.08  Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, business interruption insurance and the key man insurance provided for in Section 4.01(d)(xvii) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Agent.  All policies covering the Collateral are to be made payable to the Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Agent and the policies are to be premium prepaid or paid in installments in accordance with the prior practice of the Loan Parties, with the loss payable and additional insured endorsement in favor of the Agent and such other Persons as the Agent may designate from time to time, and shall provide for not less than 30 days’ prior written notice to the Agent of the exercise of any right of cancellation.  If any Loan Party fails to maintain such insurance, the Agent may arrange for such insurance, but at the Loan Parties’ expense and without any responsibility on the Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, the Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

Section 6.09  Obtaining of Permits, Etc.  Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

Section 6.10  Environmental.  (a) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (b) comply, and cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws and provide to the Agent any documentation of such compliance which the Agent may reasonably request; (c) provide the Agent written notice within five (5) Business Days of obtaining knowledge of any Release in excess of any reportable quantity from its operations or onto property owned or operated by it or any of its Subsidiaries and take any Remedial Actions required under Environmental Laws to abate said Release consistent with the use of the property and (d) provide the Agent with written notice within ten (10) Business Days of the receipt of any of the following:  (i) written notice that an Environmental Lien has been filed against any property of any Loan Party; (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party; and (iii) written notice of a violation, citation or other administrative order which could have a Material Adverse Effect.

Section 6.11  Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Agent may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby and (d) to better assure, convey, grant, assign, transfer and confirm unto the Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  In furtherance of the foregoing, if not promptly executed by the Borrower at the request of the Administrative Agent and to the maximum extent permitted by applicable law, each Loan Party (i) authorizes the Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes the Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

Section 6.12  Change in Collateral; Collateral Records.  (a)  Give the Agent not less than ten (10) days’ prior written notice of any change in the location of any Equipment valued in excess of $2,000,000, other than to locations set forth on Schedule 5.31 or as approved in advance by the Administrative Agent; and (b) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Agent for the benefit of the Lenders from time to time, solely for the Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral.

Section 6.13  Landlord Waivers; Collateral Access Agreements.  (i) At any time any Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location) is located on any real property leased to a Loan Party (whether such real property is now existing or acquired after the Effective Date), obtain written subordinations or waivers, in form and substance satisfactory to the Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; and (ii) obtain written access agreements, in form and substance satisfactory to the Agent, providing access to any collateral with a book value in excess of $250,000 located on any premises not owned by a Loan Party in order to remove such Collateral from such premises during an Event of Default.

Section 6.14  Subordination.  Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agent and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agent; provided that this provision shall not be construed to permit any Indebtedness not otherwise permitted by the terms of this Agreement.

Section 6.15  Fiscal Year.  Cause the Fiscal Year of the Loan Parties to end on December 31 of each calendar year unless the Agent consents to a change in such Fiscal Year (and appropriate related changes to this Agreement).

Section 6.16  Key Man Life Insurance.  Obtain within 30 days after the Closing Date and maintain thereafter, with a responsible insurance company, “key man” life insurance with respect to Ronald E. Smith in the amount of at least $3,000,000 pursuant to policies reasonably satisfactory to the Agent and with Agent as the beneficiary.

Section 6.17  Agent Observers.

(a)  The Agent shall be entitled to have two observers (the “Agent Observers”) attend any regular meeting of the Board of Directors of the Borrower.  The Agent Observers shall not be entitled to vote on matters presented to or discussed by the Board of Directors of the Borrower at any such meeting.  The Agent Observers shall be timely notified of the time and place of any such meeting and will be given written notice of all proposed actions to be taken by the Board of Directors of the Borrower at any such meeting as if the Agent Observers were a member of the Board of Directors of the Borrower.  Such notice shall describe in reasonable detail the nature and substance of the matters to be discussed and/or voted upon at any such meeting (or the proposed actions to be taken by written consent without a meeting).  The Agent Observers shall have the right to receive all information provided to the members of the Board of Directors of the Borrower in anticipation of or at any such meeting, in addition to copies of the records of the proceedings or minutes of any such meeting, when provided to the members of the Board of Directors of the Borrower.  The Borrower shall reimburse the Agent Observers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with its participation in any such meeting. The Agent Observers shall also have the right to receive all information provided to each member of the Board of Directors of each Subsidiary (if any) of the Borrower (the “Other Boards”), in anticipation of or at all meetings thereof (whether regular or special and whether telephonic or otherwise), in addition to copies of the records of the proceedings or minutes of such meetings, when provided to the members of such Other Boards.  The Borrower will also furnish or will cause to be furnished to Agent and its counsel a copy of each written consent without a meeting adopted by the Board of Directors of the Borrower or any of the Other Boards not later than ten (10) days after it has been signed by the last signatory thereto.

(b)  Meetings.  The Board of Directors of the Borrower shall hold a regularly scheduled meeting at least monthly during the period of twelve months following the Effective Date and at least quarterly thereafter.  The Borrower shall cause an amendment to its organizational documents to effect this schedule if necessary.

(c)  Independent Director.  The Borrower shall appoint at least one independent director acceptable to the Agent to its Board of Directors.

Section 6.18  Management

.

(a)  The Borrower shall maintain the employment agreements with each of the Managers.  Such employment agreement shall include non-compete agreements with a term at least three (3) months in excess of the Maturity Date.  The Loan Parties shall cause each Manager to be focused primarily on his or her duties as a Manager of the relevant Loan Party.

(b)  The Borrower shall withhold twenty percent (20%) of all amounts due as salary or other compensation to the Managers related to their employment during the continuance of any Event of Default set forth in Section 10.01(a) until such time as such Event of Default is no longer continuing.

Section 6.19  Budget

.  Comply with its budgeting process set forth in Section 6.01(f) and the annual budgets as approved by the Agent.

Section 6.20  Material Contracts.  Maintain, and will cause each other Loan Party to maintain, in full force and effect all Material Contracts and other agreements material to the conduct of the Borrower’s and each Loan Party’s business, and the Borrower will, and will cause each Loan Party to, timely perform all of its obligations thereunder.  The Borrower will, and will cause each Loan Party to, properly and timely pay all rents and other payments due and payable under any Material Contract and other such agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of its business.

Section 6.21  Right of First Refusal.  If at any time during the term of this Agreement, Borrower desires to issue additional debt or Capital Stock, Borrower shall present to Agent 30 days prior to the proposed debt or Capital Stock offering, including any other information which Agent may reasonably request so as to enable Agent to evaluate and determine whether Agent and Lenders shall offer to purchase such debt or stock.  Any such offer to finance a proposed project by Agent or Lenders shall be accepted by the Borrower so long as the terms of such offer (a) are reasonable compared generally to the terms of other debt or Capital Stock offerings for similar companies and (b) are not less favorable to the Borrower than financing proposals it has received from other third-parties relating to the proposed debt or Capital Stock.

Section 6.22  Amegy Factoring Agreements.  The Borrower shall have provided documentation satisfactory to the Administrative Agent evidencing the termination of the Amegy Factoring Agreements, the payment in full of all amounts owing thereunder and the release of all security interests granted in connection therewith no later than ninety (90) days after the Effective Date.

Section 6.23  Properties.  After the Effective Date, the Borrower shall use its best efforts to prevent any property from becoming a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Agent does not have a valid and perfected first priority Lien (for the benefit of the Lenders) (subject to Permitted Liens).

ARTICLE VII

NEGATIVE COVENANTS

So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid, the Loan Parties shall not, unless the Required Lenders shall otherwise consent in writing:

Section 7.01  Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, including but not limited to Equipment, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

Section 7.02  Fundamental Changes; Dispositions.  Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or Dispose of, whether in one transaction or a series of related transactions, all or substantially all of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that:

(a)  any wholly-owned Subsidiary of the Borrower may be merged into any Loan Party, or may consolidate with another Loan Party, so long as in each case (i) no other provision of this Agreement would be violated thereby, (ii) the Borrower gives the Agent at least 30 days’ prior written notice of such merger, consolidation or dissolution and transfer, (iii) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (iv) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or dissolution and transfer and (v) the surviving Subsidiary, if any, if not already a party to a Guaranty and Collateral Agreement becomes a party to a Guaranty and Collateral Agreement and the Capital Stock of such Subsidiary if not already subject to a Guaranty and Collateral Agreement become the subject of a Guaranty and Collateral Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation; and

(b)  the Loan Parties may (i) sell Inventory in the ordinary course of business, (ii) Dispose of obsolete or worn-out equipment in the ordinary course of business in an aggregate amount not to exceed $75,000 in any twelve-month period, and (iii) conduct an Approved Sale of Assets.

Section 7.03  Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 5.12.

Section 7.04  Loans, Advances, Investments, Etc.  Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or provide goods and services to any Person except for such goods and services provided in the ordinary course of business and in accordance with Section 7.13, or permit any of its Subsidiaries to do any of the foregoing, except for: (a) investments existing on the date hereof, as set forth on Schedule 7.04 hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (b) Permitted Investments, (c) advances to employees of up to $5,000 in the aggregate per employee, (d) investments made by the Borrower in or to the Guarantors, (e) investments made by any Subsidiary in or to the Borrower or any Guarantor, and (f) investments made by the Borrower or any Subsidiary in or to any foreign Subsidiary in an aggregate amount at any one time outstanding not to exceed $50,000.

Section 7.05  Lease Obligations.  Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $275,000.

Section 7.06  Restricted Payments.  (a)  Declare or make, or agree to pay, or make, directly or indirectly, any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party, (b) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of the Borrower, now or hereafter outstanding, except for the redemption of preferred stock owned by John C. Siedhoff, the former Chief Financial Officer of the Borrower, not to exceed $20,000 per month and a total redemption amount of $600,000, so long as no Event of Default has occurred and no Cash Flow Trigger is in effect, (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of the Borrower, now or hereafter outstanding without prior approval of the Agent in its sole discretion, (d) return any Capital Stock to any shareholders or other equity holders of any Loan Party, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (e) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or other Affiliates (other than pursuant to the employee stock option plan of the Borrower as of the Effective Date); except that any other Subsidiaries or Affiliates of the Borrower may pay dividends to the Borrower.  Notwithstanding anything herein to the contrary, this Section 7.06 shall not preclude the Borrower from establishing any employee stock option plan.

Section 7.07  Federal Reserve Regulations; Use of Proceeds.  Permit any Loan or the proceeds of any Loan under this Agreement to be used (i) for any purpose other than as set forth in Schedule 5.20 or (ii) for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Federal Reserve Board.

Section 7.08  Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) pursuant to the Transactions, (ii) in the ordinary course of business in a manner and to an extent consistent with past practice, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof provided that the aggregate annual payments under such agreements within clause (ii) does not exceed $20,000 in any twelve month period, (iii) the Building Lease and (iv) transactions with a Subsidiary of the Borrower.

Section 7.09  Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower (a) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by such Borrower, (b) to pay or prepay or to subordinate any Indebtedness owed to any Subsidiary of such Borrower, (c) to make loans or advances to any Loan Party or (d) to transfer any of its property or assets to any Loan Party, or permit any of their Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (a) through (d) of this Section 7.09 shall prohibit or restrict compliance with:

(i)  this Agreement and the other Loan Documents;

(ii)  any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(iii)  in the case of clause (d) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

(iv)  in the case of clause (d) any agreement, instrument or other document evidencing a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto.

Section 7.10  Capital Stock.  Issue any debt.

Section 7.11  Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.  (a) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ other Permitted Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (b)  make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (c)  except as permitted by Section 7.02, amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN except upon 60 days’ prior written notice to the Agent, (d) except on the Effective Date pursuant to the Transactions, amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (d) that either individually or in the aggregate, could not have a Material Adverse Effect, (e) file any tax report or return of any Loan Party in any name other than its complete and correct legal name or (f) enter into any agreement which results in a Contingent Obligation or a Material Adverse Effect to any Loan Party.

Section 7.12  Investment Company Act of 1940.  Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

Section 7.13  Compromise of Accounts Receivable.  Compromise or adjust any Account Receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries to do so other than, provided no Default or Event of Default has occurred and is continuing, in the ordinary course of its business other than in connection with the Amegy Factoring Agreements (but only for so long as such agreements remain Permitted Indebtedness hereunder) and only to the extent necessary to terminate such agreement as required pursuant to Section 6.22; provided, however, in no event shall any such discount, allowance or credit exceed $35,000 in the aggregate and no such extension of the time for payment extend beyond 90 days from the original due date thereof.

Section 7.14  ERISA.  (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt, or permit any ERISA Affiliate to adopt, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

Section 7.15  Environmental.  Permit the use, handling, generation, storage, treatment or Release of Hazardous Materials at any property owned or leased by any Loan Party, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, or Release of Hazardous Materials could not reasonably be expected to result in a Material Adverse Effect.

Section 7.16  Certain Agreements; Permits; Authorizations.  Subject to Section 7.11, agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract, permit or authorization.

Section 7.17  Corporate Status.  Lose the Borrower’s status as a corporation.

Section 7.18  General and Administrative Costs

.  Without the prior consent of the Lenders the Borrower and its Subsidiaries shall not incur General and Administrative Costs on a monthly basis in excess of $360,000 in the aggregate, provided that each line item remains subject to approval of the Agent.

Section 7.19  Indebtedness.  Except for Permitted Indebtedness, permit any Loan Party to, incur, create, assume or suffer to exist any Indebtedness.

ARTICLE VIII

FINANCIAL COVENANTS

.

Section 8.01  Debt/EBITDA.  The Borrower will not, at any time on or after December 31, 2007, permit the ratio of outstanding Total Debt to Consolidated EBITDA, as of the last day of each fiscal quarter, to be greater than the ratio set forth below for the applicable period:

Each fiscal quarter ending:	Ratio
12/31/07 until 6/30/08	3.5:1.00
09/30/08 to 6/30/09	3.00:1.00
09/30/09 and thereafter	2.50:1.00

Provided, that for the purposes of determining the ratio described above for the fiscal quarters ending 12/31/07, 3/31/08 and 6/30/08, Consolidated EBITDA will be annualized by multiplying Consolidated EBITDA for the applicable period by 4.

Section 8.02  Interest Coverage.  The Borrower will not, at any time on or after December 31, 2007, permit the ratio of Consolidated EBITDA to Consolidated Net Interest Expense on the Total Debt, as of the last day of each fiscal quarter for any trailing four quarter period, to be less than the ratio set forth below for the applicable period:

Each fiscal quarter ending:	Ratio
12/31/07 until 6/30/08	2.00:1.00
09/30/08 to 6/30/09	2.25:1.00
09/30/09 and thereafter	2.50:1.00

Provided, that for the purposes of determining the ratio described above for the fiscal quarters ending 12/31/07, 3/31/08 and 6/30/08, Consolidated EBITDA and Consolidated Net Interest Expense for the relevant period shall be deemed to equal Consolidated EBITDA or Consolidated Net Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date).

Section 8.03  Free Cash Flow Coverage.  The Borrower will not, at any time on or after December 31, 2007, permit the ratio of Free Cash Flow to Debt Service, as of the last day of each fiscal quarter for any trailing four quarter period, to be less than the ratio set forth below for the applicable period:
Provided, that for the purposes of determining the ratio described above for the fiscal quarters ending 12/31/07, 3/31/08 and 6/30/08, Free Cash Flow and Debt Service for the relevant period shall be deemed to equal Free Cash Flow or Debt Service for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date).

Each fiscal quarter ending:	Ratio
12/31/07 until 6/30/08	1.00:1.00
09/30/08 to 6/30/09	1.20:1.00
09/30/09 and thereafter	1.50:1.00

Section 8.04  EBITDA.  The Borrower will not, at any time on or after December 31, 2007, permit its EBITDA to be less than the amounts set forth below for the applicable period:

Each year ending:	Amount:
12/31/07	$2,000,000
12/31/08	$2,700,000
12/31/09	$3,300,000
12/31/10	$3,500,000

ARTICLE IX

OPERATING ACCOUNT

Section 9.01  Operating Account

(a)  The Borrower shall establish by the Effective Date and maintain at the Borrower’s expense an account (the “Operating Account”) with a bank (“Operating Account Bank”) reasonably acceptable to the Lenders pursuant to which all cash receipts to be received by the Borrower shall be deposited, and the Borrower shall direct (and hereby agrees to direct) each payor of any cash receipts now and in the future to make payment to such Operating Account.  The Operating Account Bank, the Borrower and the Agent shall enter into an account control agreement, pursuant to which the Agent shall have control of the Operating Account following and during the continuance of any Cash Sweep Trigger or Event of Default.  Following the occurrence of any Cash Sweep Trigger or Event of Default, the Agent shall send notice to the Borrower that the Agent is sending or has sent a notice to the Operating Account Bank that the Agent is exercising its right to take control of the Operating Account.  With respect to the Operating Account, the Agent shall receive copies of the Borrower’s bank account statements, statement of expenses for the preceding month and such other supporting information as shall from time to time be requested by the Agent.

(b)  Upon the Credit Agreement Termination Date, the Agent shall notify the Operating Account Bank to terminate the account control agreement.

ARTICLE X

EVENTS OF DEFAULT

Section 10.01  Events of Default

.  One or more of the following events shall occur (each, an “Event of Default”):

(a)  the Borrower shall fail to pay any principal of or interest on any Loan or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b)  any representation or warranty made in writing by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to the Agent or any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made, and such misrepresentation, if capable of being remedied, shall remain unremedied for a period of fifteen (15) Business Days after the event or occurrence causing such misrepresentation;

(c)  any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 6.01(h), Section 6.04, Section 6.08, Section 6.12, Section 6.18 or ARTICLE VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Guaranty and Collateral Agreement to which it is a party and such failure is not remedied by the date set forth therein, if any;

(d)  any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 10.01, and such failure, if capable of being remedied, shall remain unremedied for a period of fifteen (15) Business Days after the event or occurrence causing such failure;

(e)  any Loan Party shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding Indebtedness evidenced by this Agreement), to the extent that the aggregate principal amount of all such Indebtedness exceeds $20,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f)  any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)  any proceeding shall be instituted against any Loan Party seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)  any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)  any Guaranty and Collateral Agreement or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Agent for the benefit of the Lenders on any Collateral purported to be covered thereby, or the validity or enforceability thereof shall be contested by any party thereto;

(j)  any bank at which any deposit account, blocked account, or operating account of any Loan Party is maintained shall fail to comply with any of the material terms of any deposit account, blocked account, operating account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party;

(k)  one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $50,000 in the aggregate shall be rendered against any Loan Party and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (k) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(l)  any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than thirty (30) days;

(m)  any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(n)  any cessation of a substantial part of the business of any Loan Party for a period which materially and adversely affects the ability of the Loan Parties, taken as a whole, to continue its business on a profitable basis;

(o)  the loss, termination or default by any Loan Party under any Material Contract to which a Loan Party is subject if such loss, termination or default could reasonably be expected to have a Material Adverse Effect;

(p)  the loss, suspension or revocation of, or failure to renew, any consent, authorization, license or permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(q)  the indictment of any Loan Party under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of the Loan Parties taken as a whole;

(r)  any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $50,000 or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof, any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $50,000;

(s)  any Termination Event with respect to any Employee Plan shall have occurred, and, thirty (30) days after notice thereof shall have been given to any Loan Party by the Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $50,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

(t)  any Loan Party shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to have a Material Adverse Effect;

(u)  a Change of Control shall have occurred; or

(v)  any of the Managers shall cease to hold the position that such person currently holds with the Borrower or their duties with respect thereto have been reduced or diminished.

(w)  an event or development occurs which could reasonably be expected to have a Material Adverse Effect.

Section 10.02  Remedies.

(a)  In the case of an Event of Default, the Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (ii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of Section 10.01, without any notice to any Loan Party or any other Person or any act by the Agent or any Lender, all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

(b)  In the case of any Event of Default, and at any time thereafter during the continuance of such Event of Default, the Borrower shall pay the Agent for the account of the Lenders a managerial assistance fee of $10,000 per month for every month that such Event of Default continues (such fee shall be applied pro rata for each day that such Event of Default continues that does not constitute a full month), each payment (or pro rata portion thereof) shall be payable on the last day of each month.

ARTICLE XI

AGENT

Section 11.01  Appointment

.  Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Agent to perform the duties of the Agent as set forth in this Agreement including:  (a) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to the Agent, and to distribute promptly to each Lender its Pro Rata Share of all payments so received; (b) to distribute to each Lender copies of all material notices and agreements received by the Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agent shall not have any liability to the Lenders for the Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (c) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (d) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (e) to make the Loans and Agent Advances, for the Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (f) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by the Agent of the rights and remedies specifically authorized to be exercised by the Agent by the terms of this Agreement or any other Loan Document; (g)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (h) subject to Section 11.03 of this Agreement, to take such action as the Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to the Agent by the terms hereof or the other Loan Documents (including, without limitation, the authority to enter into the Subordination Agreement on behalf of the Lenders, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof.  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans.

Section 11.02  Nature of Duties

.  The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  The duties of the Agent shall be mechanical and administrative in nature.  The Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, the Agent shall provide to such Lender any documents or reports delivered to the Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document.  If the Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender.  The Agent shall promptly notify each Lender any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

Section 11.03  Rights, Exculpation, Etc

.  The Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Agent (a) may treat the payee of any Loan as the owner thereof until the Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including, without limitation, counsel to the Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (c) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.  The Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 3.03, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled.  The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 11.04  Reliance

.  The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 11.05  Indemnification

.  To the extent that the Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify the Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 11.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from the Agent’s gross negligence or willful misconduct.  The obligations of the Lenders under this Section 11.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 11.06  Agent Individually

.  With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan.  The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender or one of the Required Lenders.  The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as the Agent pursuant hereto without any duty to account to the other Lenders.

Section 11.07  Successor Agent

.

(a)  The Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days’ prior written notice to each Borrower and each Lender.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)  Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Agent, and the Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  After the Agent’s resignation hereunder as the Agent, the provisions of this ARTICLE XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement and the other Loan Documents.

(c)  If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the Agent shall then appoint a successor Agent who shall serve as the Agent until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

Section 11.08  Collateral Matters

.

(a)  The Agent may from time to time make such disbursements and advances (“Agent Advances”) which the Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04.  The Agent Advances shall be repayable on demand and be secured by the Collateral.  The Agent Advances shall constitute Obligations hereunder which may be charged to the Debt Service Reserve Account in accordance with Section 3.01.  The Agent shall notify each Lender and each Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance.  Without limitation to its obligations pursuant to Section 11.05, each Lender agrees that it shall make available to the Agent, upon the Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Agent Advance.  If such funds are not made available to the Agent by such Lender, the Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

(b)  The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral upon payment and satisfaction of all Loans and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders.  Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.08(b).

(c)  Upon receipt by the Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders upon such Collateral; provided, however, that (a) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (b) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d)  The Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Section 11.08(d) or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 11.09  Agency for Perfection

.  The Agent and each Lender hereby appoints the Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agent and the Lenders as secured party.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE XII

MISCELLANEOUS

Section 12.01  Notices, Etc.

.  All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered to the parties at the following addresses:

If to any Loan Party, to it at the following address:

Deep Down, Inc.

15473 East Freeway

Channelview, Texas USA 77530

Attn:  Ronald Smith

Telephone:  (281) 862-2201

Telecopier:  (281) 862-2522

With a copy to:

CRAIG WELSCHER

THE WELSCHER LAW FIRM

1111 North Loop West, Suite 702

Houston, Texas 77008

Telephone: (713) 862-0800

Facsimile: (713) 862-4003

If to the Agent, to it at the following address:

Prospect Capital Corporation
10 East 40th Street, 44th Floor
New York, New York  10016

Attention:  Catherine Kelly

Telephone:  (212) 448-0702 x9481

Telecopier:  (212) 448-9652

With a copy to:

Jeffrey S. Muňoz

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, TX 77002

Telephone:  (713) 758-2222

Telecopier:  (713) 615-5191

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01.  All such notices and other communications shall be effective, (a) if mailed, when received or three days after deposited in the mails, whichever occurs first, (b) if telecopied, when transmitted and confirmation received, or (c) if delivered, upon delivery, except that the Notice of Borrowing to be delivered to the Agent pursuant to ARTICLE II shall not be effective until received by the Agent.

Section 12.02  Amendments, Etc

.  No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (a) increase the Commitment of any Lender, reduce the principal of, or interest on the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on the Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (b) increase the Total Commitment without the written consent of each Lender, (c) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (d) amend the definition of “Required Lenders” or “Pro Rata Share”, (e) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Agent for the benefit of the Lenders, or release the Borrower or any Guarantor (except as otherwise provided in this Agreement and the other Loan Documents) or (f) amend, modify or waive Section 3.03 or this Section 12.02 of this Agreement, in each case, without the written consent of each Lender.  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

Section 12.03  No Waiver; Remedies, Etc

.  No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Agent and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Agent and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agent and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04  Expenses; Taxes; Attorneys’ Fees

.  The Borrower will pay on demand, all reasonable costs and expenses incurred by or on behalf of the Agent and each Lender, regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for the Agent and each Lender, accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 6.02 or the review of any of the agreements, instruments and documents referred to in Section 6.05), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agent’s or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with a violation of Environmental Laws by any Loan Party or a Release from the Properties or operations of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, except in the case of this subclause (l) and subclauses (j) and (k) above where such liabilities and costs are caused (I) by the gross negligence or willful misconduct of the Agent or any Lender, as determined by a final judgment of a court of competent jurisdiction or (II) solely by the actions of the Agent or any Lender after foreclosure or acceptance of a deed in lieu of foreclosure, or (m) the receipt by the Agent or any Lender of any advice from professionals with respect to any of the foregoing.  Without limitation of the foregoing or any other provision of any Loan Document:  (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save the Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, the Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

Section 12.05  Right of Set-off

.  Upon the occurrence and during the continuance of any Event of Default, the Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not the Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured.  Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by the Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agent and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agent and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06  Severability

.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07  Assignments and Participations

.

(a)  This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and the Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder without the prior written consent of the Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b)  Each Lender may, with the written consent of the Agent (which consent shall not be unreasonably withheld or delayed), assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Loan made by it); provided, however, that (i) such assignment is in an amount which, when aggregated with all other assignments to Affiliates of such assignee or funds or accounts managed by such assignee or an Affiliate of such assignee, is at least $1,000,000 or a multiple of $100,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender), (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Agent a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender) and (iii) no written consent of the Agent shall be required in connection with any assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender.  The Borrower and the Agent may continue to deal solely and directly with an assigning Lender in connection with the interest so assigned until such Lender and its assignee shall have executed and delivered to the Borrower and the Agent, and the Agent shall have accepted, an Assignment and Acceptance.  Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Agent (or such shorter period as shall be agreed to by the Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).  Notwithstanding anything contained in this Section 12.07(b) to the contrary, a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender without delivering an Assignment and Acceptance to the Agent or to the Borrower; provided,however, that (x) the Borrower and the Agent may continue to deal solely with the assigning Lender until such Assignment and Acceptance has been delivered to the Agent for recording and (y) the failure of such assigning Lender to deliver the Assignment and Acceptance to the Agent shall not affect the legality, validity or binding effect of such assignment.

(c)  By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (A) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (B) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (C) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (D) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (E) such assignee appoints and authorizes the Agent to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (F) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender, including, if applicable, its obligations under Section 2.07.

(d)  The Agent shall, on behalf of the Borrower, maintain, or cause to be maintained at the principal office of the Agent, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans  (the “Registered Loans”) owing to each Lender from time to time.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.  In the case of any assignment not reflected in the Register, the assigning Lender shall maintain a comparable register.

(e)  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any promissory notes subject to such assignment, the Agent shall, if the Agent consents to such assignment (provided,however, that no consent of the Agent is needed if the assignment is to an Affiliate of a Lender or a fund or account managed by such Lender) and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(f)  A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agent shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(g)  In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”).  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(h)  Any foreign Person who purchases or is assigned or participates in any portion of such Registered Loan shall comply with the provisions of Section 2.07(d).

(i)  Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment and the Loan made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitment hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 11.08 of this Agreement or any other Loan Document).  The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.07 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

Section 12.08  Counterparts

.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09  GOVERNING LAW

.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10  CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE

.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY ONLY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AND ITS REPRESENTATIVES AT THEIR RESPECTIVE ADDRESSES FOR NOTICES AS SET FORTH IN SECTION 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11  WAIVER OF JURY TRIAL, ETC

.  EACH LOAN PARTY, THE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12  No Party Deemed Drafter

.  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.13  Reinstatement; Certain Payments

. If any claim is ever made upon the Agent or any Lender for repayment or recovery of any amount or amounts received by the Agent or such Lender in payment or on account of any of the Obligations, the Agent or such Lender shall give prompt notice of such claim to each other Lender and the Borrower, and if the Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Agent, or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by the Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to the Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Agent or such Lender.

Section 12.14  Indemnification

.

(a)  General Indemnity.  In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless the Agent and each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) the Agent’s or any Lender’s furnishing of funds to the Borrower or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) any matter relating to the Transactions or by any Transaction Document, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(b)  Environmental Indemnity.  Without limiting Section 12.14(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases from the current or former properties or operations of any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (ii) any violations of Environmental Laws by any Loan Party; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.10 or the breach of any covenant made by the Loan Parties in Section 6.10.  Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused (I) by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction or (II) solely by the actions of the Agent or any Lender after foreclosure or acceptance of a deed in lieu of foreclosure.

(c)  The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Debt Service Reserve Account.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.14 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.  The indemnities set forth in this Section 12.14 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.15  Records

.  The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability and the Commitments shall at all times be ascertained from the records of the Agent, which shall be conclusive and binding absent manifest error.

Section 12.16  Binding Effect

.  This Agreement shall become effective when it shall have been executed by each Loan Party, the Agent and each Lender and when the conditions precedent set forth in Section 4.01 hereof have been satisfied or waived in writing by the Agent, and thereafter shall be binding upon and inure to the benefit of each Loan Party, the Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.17  Interest

.  It is the intention of the parties hereto that the Agent and each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to the Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to the Agent or any Lender that is contracted for, taken, reserved, charged or received by the Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by the Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Agent or such Lender to the Borrower).  All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (x) the amount of interest payable to the Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to the Agent or such Lender pursuant to this Section 12.17 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Agent or such Lender would be less than the amount of interest payable to the Agent or such Lender computed at the Highest Lawful Rate applicable to the Agent or such Lender, then the amount of interest payable to the Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or the Lender until the total amount of interest payable to the Agent or such Lender shall equal the total amount of interest which would have been payable to the Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.17.

For purposes of this Section 12.17, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agent and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.18  Confidentiality

.  The Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Agent or any Lender, (iii) to examiners, auditors or accountants, (iv) in connection with any litigation to which the Agent or any Lender is a party (provided that the Agent shall attempt to provide reasonable notice before such release) or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.18.  Notwithstanding the foregoing, each Agent and each Lender may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the financing contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to any Agent or any Lender relating to such tax treatment and tax structure.  The Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that each Loan Party acknowledges that the Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that the Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

Section 12.19  Integration

.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.20  Waiver

.  Each Borrower shall remain obligated hereunder, and such Borrower’s obligations hereunder shall not be released, discharged or otherwise affected, notwithstanding that, without any reservation of rights against any other party and without notice to, demand upon or further assent by the Borrower (which notice, demand and assent requirements are hereby expressly waived by such Borrower), (a) any demand for payment of any of the Indebtedness made by any Lender may be rescinded by such Lender or otherwise and any of the Indebtedness continued; (b) the Indebtedness, the liability of any other Person upon or for any part thereof or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by, or any indulgence or forbearance in respect thereof granted by, any Lender; (c) any collateral security, guarantee or right of offset at any time held by any Lender for the payment of the Indebtedness may be sold, exchanged, waived, surrendered or released; (d) any additional guarantors, makers or endorsers of the either Borrower’s Indebtedness may from time to time be obligated on the Indebtedness or any additional security or collateral for the payment and performance of the Indebtedness may from time to time secure the Indebtedness; or (e) any other event shall occur which constitutes a defense or release of sureties generally, including but not limited to any event which constitutes, or might be construed to constitute, an equitable or legal discharge of either Borrower for the Indebtedness, in bankruptcy or in any other instance.

Section 12.21  Joint and Several Nature of Obligation

.  Notwithstanding anything in the Loan Documents to the contrary, each Borrower agrees that it (a) is a primary obligor hereunder and (b) is jointly and severally liable for the prompt and complete payment and performance when due of all obligations, liabilities, covenants and undertakings of the Borrower hereunder (including, without limitation, all Loans and other Indebtedness now in existence or hereafter incurred (whether for interest, premium, fees, taxes, break funding costs, expenses, indemnities or other amounts)).

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[1] This will need to change pending diligence on capital structure of borrower

        Houston 3277466v.6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

DEEP DOWN, INC.

By:
Name:
Title:

AGENT AND LENDER:

PROSPECT CAPITAL CORPORATION

By:
Name:  M. Grier Eliasek
Title:    President

        Signature Page to Credit Agreement

        Houston 3277466v.6

Schedule 1.01(A)

Commitments

Lender	Commitment

Prospect Capital Corporation	$6,500,000[2]
Total:	$6,500,000

2 $6,000,000 shall be available to the Borrower on the Effective Date with the remaining $500,000 available to the Borrower as set forth in Section 2.04.

        Schedule 1.01(A)

        Houston 3277466v.6

Schedule 2.03

Scheduled Amortization

Principal payment due the last Business Day of calendar month of:	Amount Due
September, 2008	$75,000
December, 2008	$75,000
March, 2009	$75,000
June, 2009	$75,000
September, 2009	$75,000
December, 2009	$75,000
March, 2010	$75,000
June, 2010	$75,000
September, 2010	$75,000
December, 2010	$75,000
March, 2011	$75,000
June, 2011	$75,000
Business Day that is four years from Effective Date	Aggregate Amount of Outstanding Loans